Exhibit 99.1

CGI Holding Corporation closes its acquisition of PrimaryAds, a profitable and rapidlygrowing affiliate marketing company

Company expects to meet, and possibly exceed, its 2005 earnings guidance of $0.20 — $0.25 per share on a fully diluted basis

NORTHBROOK, Ill.–(BUSINESS WIRE)—April 25, 2005–In a move that will make CGI Holding Corporation d/b/a Think Partnership Inc. (AMEX: THK – News; “Company”) a major player in the growing field of affiliate marketing, the Company today announced that it has closed its acquisition of PrimaryAds Inc. (“PrimaryAds”). Located in North Plainfield, New Jersey, PrimaryAds is a leading affiliate marketing network made up of many online advertisers and publishers that focuses on the increasingly popular cost-per-action model. Under this model, advertisers only pay PrimaryAds if a sale is made or a lead is generated through their offers. As a result, advertisers can easily measure their return on investment. Online publishers run these offers through the PrimaryAds network for a portion of the fees paid by the advertisers.

As previously announced, the Company has acquired all of the stock of PrimaryAds in exchange for approximately $10 million in cash. The former shareholders of PrimaryAds can also earn up to $3 million in additional cash and up to $13 million of common stock of the Company, contingent upon the aggregate pre-tax income of PrimaryAds during the 36 months beginning July 1, 2005 achieving levels ranging from $6.5 million to $20 million. The Company also issued to stockholders and employees of PrimaryAds warrants to purchase a total of 146,000 shares of common stock of the Company. The merger is expected to be immediately accretive to the earnings of CGI Holding Corporation.

Gerard M. Jacobs, the Company’s CEO, stated, “This important acquisition justifies the size of Think Partnership’s $15.05 million private placement of common stock last December. PrimaryAds earned $921,635 pre-tax during the first quarter of 2005, and is rapidly growing. We expect THK to meet, and possibly exceed, our 2005 earnings guidance of $0.20 — $0.25 per share, after taxes, on a fully diluted basis. We expect that the shareholders of PrimaryAds will earn most, if not all, of the $16 million earnout portion of the merger consideration.”

Jacobs continued, “We are extremely impressed by Ken Harlan and his team at PrimaryAds. They are smart, customer-oriented, and ethical. They are our kind of people. We are excited to have them as new partners as we continue to build Think Partnership as a collaborative partnership of profitable, entrepreneur-led companies with expertise in online advertising, marketing and communications.”

Scott Mitchell, the CEO of the Company’s Cherish subsidiary, stated, “The addition of affiliate marketing to Think Partnership was one of our primary expansion targets for 2005. The acquisition of PrimaryAds, combined with our acquisition of KowaBunga! Marketing, Inc. on March 14, makes Think Partnership a leader in the affiliate marketing field, which continues to be one of the fastest growing revenue sources for companies of all sizes. We expect to announce more acquisitions during 2005 that will further expand our online advertising and marketing presence.”

Steven “Pat” Martin, the CEO of the Company’s WebSourced subsidiary, added, “PrimaryAds increases our growing constellation of Internet marketing firms. While KowaBunga! has developed software that allows companies to track the success of their affiliate marketing campaigns, PrimaryAds conducts those campaigns through an extensive network that brings together Internet publishers with Internet advertisers. Together, the two companies enable Think Partnership to offer our clients a total affiliate marketing solution.”

Ken Harlan, the President of PrimaryAds, stated, “After carefully considering all of the many options available to us, we are delighted to join Think Partnership Inc. This merger will allow our business to continue its rapid growth without any disruptions. Plus, we will take advantage of the assets and synergies that the other Think partners offer. Our access to the New York advertising community and our national relationships within the online marketing community will broaden THK’s footprint significantly.”

The Company has begun doing business under the name “Think Partnership Inc.” and will seek formal shareholder approval to change its legal name to Think Partnership Inc. in June 2005. The Company is based in Northbrook, Ill. (see www.cgiholding.com) and currently has eight subsidiaries: WebSourced, Inc., Morrisville, N.C., a leader in search engine optimization and pay-per-click campaign management (see www.websourced.com and www.keywordranking.com); MarketSmart Advertising, Inc., Rightstuff, Inc. d/b/a Bright Idea Studios, and Checkup Marketing, Inc., Raleigh, N.C., providing world-class off-line advertising, public relations, marketing, branding and shopping evaluation services (see www.marketsmart.net, www.brightideastudios.com and www.checkupmarketing.com); Cherish, Inc., Clearwater, Fla., a leading online dating company (see www.cherish.com); Ozona Online Network, Inc., Clearwater, Fla., providing a comprehensive scope of online services including start to finish web design, custom web based applications, database systems, managed and shared hosting solutions, e-commerce, and high-speed business Internet access (see www.ozline.net); KowaBunga! Marketing, Inc., Westland, Mich., providing Internet marketing software technologies, including software for affiliate marketing, search engine marketing and opt-in email marketing (see www.kowabunga.com); and PrimaryAds Inc., North Plainfield, NJ, a leading provider of affiliate marketing services that connects website publishers with online advertisers (see www.PrimaryAds.com). The Company has also entered into an agreement to merge with privately-held Meandaur, Inc. d/b/a Proceed Interactive, a full service marketing and communications agency with a core competency in search marketing, which has offices in Chicago, Ill., Dallas, Texas and Los Angeles, Calif. (see www.proceedinteractive.com); and has signed letters of intent to acquire: Vintacom Media Group Inc., Edmonton, Alberta Canada, a leading online dating company (see www.Vintacom.com); and Real Estate School Online Inc., Miami, FL, a leader in online education (see www.RealEstateSchoolOnline.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe”, “expect”, “intend”, “estimate”, “anticipate”, “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-KSB for the year ended December 31, 2004 under the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

   For CGI Holding Corporation:
   WordSmith Communications
   Glenna Musante, 800-849-2118, Ext. 126;
   gmusante@marketsmart.net